CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-198682 on Form S-8 of Seacoast Banking Corporation of Florida of our report dated June 29, 2023, appearing in this Annual Report on Form 11-K of Retirement Savings Plan for Employees of Seacoast National Bank for the year ended December 31, 2022.

/s/ Crowe LLP

Oak Brook, Illinois
June 29, 2023